Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-257577, 333-263819, 333-270178, 333-277513 and 333-285267) of LegalZoom.com, Inc. of our report dated February 23, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, California
February 23, 2026